FREE WRITING PROSPECTUS Dated May 21, 2013	Filed Pursuant to Rule 433 Registration No. 333-183014 Registration No. 333-183014-02

$903.9MM World Omni Auto Receivables Trust 2013-A

Jt-Leads: BofAML (struc),     JPM, Wells Co’s:     Barc, MS, PNC, BB&T, Comerica, Regions

CL	SIZE(mm)	S&P/F	WAL	PWIN	E.FINAL	L.FINAL	BENCH/SPRD	YLD	CPN	$PRICE
A1	245.000	A-1+/F1+	0.26	1-8	1/14	6/16/14	YLD	0.230		100.00000
A2	275.000	AAA/AAA	1.10	8-21	2/15	5/16/16	EDSF +12	0.436	.43	99.99386
A3	270.000	AAA/AAA	2.50	21-42	11/16	4/16/18	ISWP +19	0.643	.64	99.99469
A4	94.934	AAA/AAA	3.74	42-46	3/17	7/15/19	ISWP +20	0.876	.87	99.98380
B	18.957	AA/AA	3.79	46-46	3/17	3/16/20	ISWP +45	1.136	1.13	99.98768

TICKER	: WOART 13-A	REGISTRATION	: Public
EXPECTED RATINGS:	: S&P/Fitch	EXPECTED SETTLE	: 5/29/13
PXG SPEED	: 1.3% ABS, 10% Call	FIRST PAY	: 6/17/13
MIN DENOMS	: $1K x $1K
BILL & DELIVER	: BofAML

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-294-1322.